UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 30, 2003

PROVIDIAN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12897 (Commission File Number)	94-2933952 (IRS Employer Identification No.)

201 Mission Street San Francisco, California (Address of principal executive offices)	94105 (Zip Code)

        Registrant’s telephone number, including area code: (415) 543-0404

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

        Reported Net Credit Loss and Delinquency Rates. Providian Financial Corporation’s reported net credit loss rate for the month ended November 30, 2003 and its 30+ day reported delinquency rate as of November 30, 2003 are presented in the table below. Reported net credit loss and delinquency rates exclude the impact of loans receivable removed or reclassified from loans receivable on the Company’s balance sheet through its securitizations.

Net Credit Loss Rate (1)	30+ Day Delinquency Rate (2)(3)
(Annualized) (Unaudited)	(Unaudited)

9.72%	7.16%

(1)	Represents the principal amounts of reported loans receivable that have been charged off, less the total amount of recoveries on previously charged-off loans, expressed as a percentage of the average reported loans receivable during the period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. Total average reported loans exclude a decrease of $0.7 million for market value adjustments related to the fair value of designated financial instruments. In November 2003, the outstanding balance of Providian's Gateway Master Trust Series 2002-A, which is a variable funding series, was reduced resulting in an increase in reported loans. In accordance with the requirements of the securitization, the allocation of credit losses to the series is based upon beginning of the period investor interests rather than the average investor interests during the month. This had the effect of reducing, the November 2003 reported net credit loss rate by an estimated 60 basis points.

(2)	Represents reported loans that are 30+ days past due as of the last day of the monthly period, divided by the total reported loans as of the last day of the monthly period. Total reported loans exclude a decrease of $0.6 million for market value adjustments related to the fair value of designated financial instruments.
(3)	Includes an estimated 21 basis point reduction, reflecting the effect of ongoing reviews and adjustments in our credit and collections area. Specifically, during November we began processing account reages during the month in which a qualifying payment is made instead of in the following month, which had the effect of reducing the 30+ delinquency rate by approximately 8 basis points. In addition, we made an adjustment to the delinquency status of certain past due customers enrolled in debt management arrangements in order to ensure that their delinquency status was aligned with their adherence to the terms of their arrangements, which had the effect of reducing the 30+ day delinquency rate by approximately 13 basis points.

        Providian Gateway Master Trust Net Credit Loss and Delinquency Rates. Providian Gateway Master Trust’s net credit loss rate for the month ended November 30, 2003 and its 30+ day delinquency rate as of November 30, 2003 are presented in the table below.

Trust Net Credit Loss Rate (1)	30+ Day Trust Delinquency Rate (2)(3)
(Annualized) (Unaudited)	(Unaudited)

16.16%	12.27%

(1)	Principal charge-offs for the monthly period for loans in the Trust less the total amount of recoveries on previously charged-off loans, divided by the principal receivables outstanding in the Trust as of the last day of the prior monthly period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. During a month in which an addition of accounts to the Trust takes place, the weighted average principal receivables outstanding in the Trust is used as the denominator (calculated based on the principal receivables outstanding in the Trust as of the last day of the prior monthly period and the principal receivables outstanding in the Trust immediately following such addition).
(2)	Total loans in the Trust that are 30+ days past due as of the last day of the monthly period, divided by the total loans in the Trust as of the last day of the monthly period.
(3)	As explained in note 3 to the 30+ day reported delinquency rate, the effect of ongoing reviews and adjustments in our credit and collections area impacted the 30+ day delinquency rates. The change to reflect certain reage activity in the month it occurs had the effect of reducing the 30+ day trust delinquency rate by 9 basis points. The change to the delinquency status of certain customer accounts under debt management arrangements had the effect of reducing the 30+day trust delinquency rate by 30 basis points.

        Providian Gateway Master Trust Excess Spread. Series-specific three-month average excess spreads for the Providian Gateway Master Trust for the month ended November 30, 2003 are presented in the table below.

Excess Spread by Series (1)

(Annualized) (Unaudited)

	Three-Month Average Excess Spread	Class A Invested Amount (2)	Class A Expected Final Payment Date
Series 2000-A	5.50%	$ 566,660,000	April 15, 2005
Series 2000-B	5.77%	$ 625,000,000	September 15, 2005
Series 2001-A	5.74%	$ 500,000,000	March 15, 2004
Series 2001-B	5.79%	$ 850,000,000	April 17, 2006
Series 2001-C	5.83%	$ 550,000,000	May 17, 2004
Series 2001-D	5.68%	$ 650,000,000	May 15, 2008
Series 2001-E	5.74%	$ 650,000,000	June 15, 2006
Series 2001-F	5.89%	$ 350,000,000	July 15, 2004
Series 2001-G	5.75%	$ 400,000,000	July 15, 2008
Series 2001-H	5.63%	$ 375,000,000	September 15, 2006
Series 2002-A(4)	6.07%	$1,337,979,094	December 15, 2004(3)
Series 2002-B	5.58%	$ 750,000,000	December 15, 2005

(1)	Excess spread for a series is based on the series' portfolio yield (generally, finance charge, fee and interchange collections allocated to the series minus principal charge-offs, net of recoveries including proceeds from the sale of charged-off loans to third parties, allocated to the series) less the series' base rate (generally, interest payable to series investors, servicing fees allocated to the series, and, for some series, certain fees payable to third-party credit enhancers), in each case measured as a percentage of the series' invested amount. A pay out event for a series will occur, and early amortization of the series will begin, if the three-month average excess spread for the series is less than 0%.
(2)	Class A Invested Amounts are as of November 30, 2003. These exclude Class B Invested Amounts and Class C Invested Amounts held by third-party investors, in the aggregate amount of $845,350,906 for all series.
(3)	Series 2002-A does not have a Class A Expected Final Payment Date. This series has a scheduled amortization period for the payment of principal for which the initial payment date is listed in the table above. Commencement of the scheduled amortization period is subject to extension under certain circumstances.
(4)	For Series 2002-A, a pay out event will occur, and early amortization of the series will begin, if a pay out event with respect to any other series of the Providian Gateway Master Trust occurs.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION (Registrant)

/s/ Anthony F. Vuoto Anthony F. Vuoto Vice Chairman and Chief Financial Officer

Date:    December 15, 2003